Exhibit (a)(5)(x)

PRESS RELEASE

CONTACT:

Dan Sullivan 212-929-5940

Daniel H. Burch 212-929-5748

MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

F&H’S OFFER OF $16.30 PER SHARE IS DEEMED SUPERIOR TO LOWER BID MADE BY LEVINE LEICHTMAN

Dallas, TX – January 30, 2006 —F&H Acquisition Corp., an entity owned by Newcastle Partners, L.P. and Steel Partners II, L.P., announced today that the Board of Directors of Fox & Hound Restaurant Group (Nasdaq:FOXX) has deemed its $16.30 per share offer for Fox and Hound’s common stock to be superior to the lower offer made by Levine Leichtman.

Mark Schwarz, the managing member of Newcastle Partners, stated: “We are excited that the Board has come to the conclusion that our offer of $16.30 per share is superior to Levine Leichtman’s lower offer.”

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY FOX & HOUND’S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT F&H ACQUISITION CORP. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 2006, AS AMENDED JANUARY 13, 2006, AND JANUARY 27, 2006. FOX & HOUND STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM F&H ACQUISITION CORP. BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT 1-800-322-2885 OR COLLECT AT 1-212-929-5500 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.